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                                                                    Exhibit 99.1

INVESTMENT CONSIDERATIONS
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     The following are certain factors that could affect TECO Energy's future results. They should be considered in connection with evaluating forward-looking statements contained in this report and otherwise made by or on behalf of TECO Energy, since these factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements.

     General Economic Conditions. The company's businesses are dependent on general economic conditions. In particular, the projected growth in Tampa Electric's service area and in Florida is important to the realization of Tampa Electric's and Peoples Gas System's forecasts for annual energy sales growth. An unanticipated downturn in the local area's or Florida's economy could adversely affect Tampa Electric's or the Peoples Gas System's expected performance.

     The activities of the unregulated businesses, particularly TECO Transport, TECO Coal and TECO Power Services are also affected by general economic conditions in the respective industries and geographic areas they serve, both nationally and internationally. TPS' investments in international distribution companies are dependent on growth in the service areas and forecasts for annual energy sales growth.

     Weather Variations. Most of TECO Energy's businesses are affected by variations in general weather conditions and unusually severe weather. Tampa Electric's, Peoples Gas System's and TECO Power Services' energy sales are particularly sensitive to variations in weather conditions. The TECO Energy companies forecast energy sales on the basis of normal weather, which represents a long-term historical average. Significant variations from normal weather could have a material impact on energy sales. Unusual weather, such as hurricanes, could also have an effect on operating costs as well as sales.

     Peoples Gas System is more weather sensitive, with a single winter peak period, than Tampa Electric, with both summer and winter peak periods. Mild winter weather in Florida can be expected to negatively impact results at the Peoples Gas System.

     Variations in weather conditions also affect the demand and prices for the commodities sold by TECO Coalbed Methane and TECO Coal and electric power sales from TECO Power Services' merchant power plants. TECO Transport also is impacted by weather because of its effects on the supply of and demand for the products transported. Severe weather conditions that could interrupt or slow service and increase operating costs also affect these businesses.

     Potential Competitive Changes. The electric industry has been undergoing certain restructuring. Competition in wholesale power sales has been introduced on a national level. Some states have mandated or encouraged competition at the retail level, and in some situations required divestiture of generating assets. While there is active wholesale competition in Florida, the retail electric business has remained substantially free from direct competition. Changes in the competitive environment occasioned by legislation, regulation, market conditions or
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initiatives of other electric power providers, however, particularly with respect to retail competition, could adversely affect Tampa Electric's business and its performance.

     The gas distribution industry has been subject to competitive forces for several years. Gas services provided by Peoples Gas System are now unbundled for all non-residential customers. Because Peoples Gas System earns margins on distribution of gas, but not on the commodity itself, unbundling has not negatively impacted Peoples Gas System results. However, future structural changes cannot be predicted and could adversely affect Peoples Gas System.

     Regulatory Actions. Tampa Electric and Peoples Gas System operate in highly regulated industries. Their retail operations, including the prices charged, are regulated by the Florida Public Service Commission, and Tampa Electric's wholesale power sales and transmission services are subject to regulation by Federal Energy Regulatory Commission. Changes in regulatory requirements or adverse regulatory actions could have an adverse effect on Tampa Electric's or Peoples Gas System's performance by, for example, increasing competition or costs, threatening investment recovery or impacting rate structure.

     The merchant plants being developed by TECO Power Services will require authorization from FERC for market-based rates. In granting such a request, FERC typically requires a showing that the plant's owners and affiliates lack market power in the relevant generation and transmission markets and in markets for related commerce such as fuel. Obtaining FERC authority for market-based rates would also require a showing by the seller that there is no opportunity for abusive affiliate transactions involving any of TECO Power Services' regulated affiliates. TECO Power Services does not anticipate any material difficulties in obtaining these authorizations, but it cannot guarantee that they will be granted.

     TECO Coal's forecast includes Section 29 tax credits related to the production of non-conventional fuels. Future changes in tax law or actions by the Internal Revenue Service or U.S. Treasury could impact TECO Coal's quantity of qualified synfuels production and therefore the amount of available tax credits.

     Commodity Price Changes. Most of TECO Energy's businesses are sensitive to changes in certain commodity prices which could be brought on by many factors. Such changes could affect the prices these businesses charge, their operating costs and the competitive position of their products and services.

     In the case of Tampa Electric, currently fuel costs used for generation are mostly affected by the cost of coal; future fuel costs will be impacted by the cost of natural gas as well as coal. Tampa Electric is able to recover the cost of fuel through retail customers' bills, but increases in fuel costs affect electric prices and therefore the competitive position of electricity against other energy sources.

     Regarding wholesale sales, the ability to make sales and the margins on power sales are currently affected by the cost of coal to Tampa Electric, particularly as it relates to the cost of gas and oil to other power producers. In addition, results at TECO Power Services are impacted by changes in the market price for electricity.

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     In the case of Peoples Gas System, costs for purchased gas and pipeline capacity are recovered through retail customers' bills, but increases in gas costs affect total retail prices and therefore the competitive position of Peoples Gas System relative to electricity, other forms of energy and other gas suppliers.

     At the unregulated companies, changes in gas, oil and coal prices directly affect the margins at TECO Power Services, TECO Coalbed Methane, TECO Coal, TECO Transport and TECO Propane Ventures. TECO Coalbed Methane is exposed to commodity price risk through the sale of natural gas. A hypothetical 10 percent change for the year in the market price of natural gas would have an estimated earnings impact of $4 million. TECO Coal is exposed to commodity price risk through coal sales. A hypothetical 10 percent change in the market price of coal in any one year would have an estimated earnings impact of between $15 million and $20 million. TECO Transport is exposed to commodity price risk through fuel purchases. A hypothetical 10 percent change in the market price of fuel in any one year would have an estimated earnings impact of $1 million.

     Natural gas prices recently have been increasingly volatile, and thus the earnings from TECO Coalbed Methane are increasingly difficult to predict.

     At TECO Power Services, the price paid for natural gas is expected to pass through to the customer. In those instances where these costs are not passed directly to the customer, the price of gas is expected to be reflected in the price charged to the customer for electricity.

     Gas Production Levels. Results at TECO Coalbed Methane are affected by its level of production, which is naturally declining. The company's forecast assumes that production will decline 6 to 8 percent annually. Actual production levels may be different than those assumed.

     Tax Credits. TECO Energy derives a portion of its net income from non-conventional fuels tax credits. These tax credits are dependent on TECO Energy generating sufficient taxable income against which to use the credits, and these credits could be impacted by actions of the Internal Revenue Service or the U.S. Treasury or changes in law.

     Business growth opportunities. Part of the company's business strategy is to grow its unregulated business. Much of its growth is dependent on the ability to find attractive acquisition and development opportunities and independent power projects. The company's ability to successfully finance and complete current and future projects on schedule and within budget may also affect the success of this strategy. The company's outlook is based on its expectation that it will be successful in finding and capitalizing on these acquisition and development opportunities and independent power projects, but there can be no assurance that its efforts will be successful.

     Construction and Development Risks. Tampa Electric currently has new power plants under construction and existing facilities under conversion and TECO Power Services has new power plants under development and construction. The development of independent power plants involves considerable risks, including successful siting, permitting, financing and

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construction, contracting for necessary services, fuel supplies and power sales and performance by project partners. The construction of these plants as well as future construction projects involve risks, such as shortages and inconsistent qualities of equipment; material and labor; engineering problems; work stoppages; unanticipated cost increases and environmental or geological problems

     Merchant Power Plants. TECO Power Services is currently operating, developing, constructing and investing in merchant power plants. A merchant plant sells power based on market conditions at the time of sale, so there can be no certainty at present about the amount or timing of revenue that may be received from power sales from operating plants or about the differential between the cost of operations (in particular, natural gas prices) and merchant power sales revenue. With no guaranteed rate of return, TECO Power Services will also have no guarantee that it will recover its initial investment in these plants. The company's forecast assumes that TECO Power Services will avoid losses associated with these risks by building in well-established markets that enables the company to use established hedging mechanisms, hiring an experienced, investment-grade power marketer, avoiding selling short and entering into non-energy related sales to offset potential operational risks and that TECO Power Services will receive forecasted prices from its merchant power plants.

     Operational Risks. Each of the Company's subsidiaries is subject to various operational risks, including equipment breakdown or failure, and operations below expected levels of performance or efficiency. As operators of power generation facilities, Tampa Electric and TECO Power Services could incur problems such as the breakdown or failure of power generation equipment, transmission lines, pipelines or other equipment or processes which would result in performance below normal levels of output or efficiency. The company's forecast assumes normal operations and normal maintenance periods for its subsidiaries' facilities.

     Interest Rates and Access to Capital. Changes in interest rates can affect the cost of borrowing for TECO Energy and its subsidiaries on variable rate debt outstanding, on refinancing of debt maturities and on incremental borrowing to fund new investments. Included in the company's forecasts is the expectation that it will have access to sufficient capital on satisfactory terms to fund growth opportunities including acquisition and development opportunities and independent power projects.

     TECO Power Services expects to finance the $1.1 billion cost of the Dell, McAdams and Frontera Power Stations with $550 million in non-recourse debt and $550 million of contributions from TECO Energy. TECO Power Services expects the non-recourse debt will be bank financing with a 5-year maturity. Upon commercial operation of these projects, TPS anticipates that the non-recourse borrowings, representing approximately 50 percent of the total, will convert to longer-term non-recourse project debt. The source of these contributions is expected to be a combination of TECO Energy debt, equity or hybrid securities. Although the company anticipates that this funding will be available on acceptable terms, it cannot guarantee that this will be the case. Because funding is dependent on many factors, including the success of these plants upon commencement of commercial operations, the company also cannot guarantee that a portion of this debt can be funded in the future by alternate sources.

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     Increased Debt Levels.  To suppor its growth, the company has significantly expanded the amount of its indebtedness, increased its debt to equity ratio and lowered its interest coverage. This increase in debt levels has increased the amount of fixed charges the company is obligated to pay. The level of the company's indebtedness and restrictive covenants contained in existing or future financings could limit its ability to finance the acquisition and development of additional projects.

     Certain of the company's debt obligations contain financial covenants related to debt to equity ratios and interest coverage that could prevent the repayment of subordinated debt and the payment of dividends if such payments would cause a violation of the covenants. In addition, certain of the company's subsidiaries have indebtedness with restrictive covenants which, if violated, could prevent them from making distributions to TECO Energy. As a holding company, TECO Energy is dependent on cash flow from its subsidiaries.

     In July and October 2000, Fitch Investor Services, Inc. and Standard & Poors Ratings Services, respectively, lowered the ratings on the debt securities of TECO Energy and Tampa Electric. Each rating agency indicated that the rating outlook remained negative. On Mar. 27, 2001, Moody's Investor Services, Inc. lowered the long-term ratings on the debt securities of TECO Energy and Tampa Electric, and lowered the short-term rating of TECO Finance to P-2 from P-1. This action concluded a review begun in November 2000. The ratings actions were attributed to increased debt levels and the changing risk profile associated with the expansion of TECO Energy's independent power development activities, as well as the required capital outlays of Tampa Electric and the uncertainties related to industry restructuring. Moody's outlook for the Company is now stable. These downgrades and any further downgrades, may affect the company's ability to borrow and increase its financing cost which may decrease earnings.

     International Risks. TECO Power Services is involved in several international projects. These projects involve numerous risks that are not present in domestic projects, including expropriation, political instability, currency exchange rate fluctuations, repatriation restrictions, and regulatory and legal uncertainties. The company's forecast assumes that TECO Power Services will avoid losses associated with these risks through a variety of risk mitigation measures, including specific contractual provisions, teaming with strong international and local partners, obtaining non-recourse financing and obtaining political risk insurance where appropriate.

     Environmental Matters. TECO Energy's businesses are subject to regulation by various governmental authorities dealing with air, water and other environmental matters. Changes in compliance requirements or the interpretation by governmental authorities of existing requirements may impose additional costs on the company or result in the curtailment of some activities.

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